Exhibit 10.(n)

Performance Shares Memo

Interoffice Memorandum

To:			Date:

Copies:

From:

Subject:	Your	Longer-Term Grants

I am pleased to inform you that you have been awarded            Longer-Term Grants, as authorized by the Compensation Committee of Cummins Board of Directors.  A select group of key employees receives these grants.  Your grants are based on recommendations from your organization.

I want to inform you of your            grants.

Elements of the        Grants

The Compensation Committee reviewed our Executive Compensation Program, assessing how well it supports the objectives the Committee has stated for the program, which include:

•      Increase the linkage of compensation with achieving our financial performance targets, specifically Return on Equity and Return on Average Net Assets;

•      Pay for performance using a measure key managers affect directly;

•      Continue the strong linkage of interests between shareholders and managers;

•      Encourage managers to act like owners.

Since 2004 the target Annual Grant Values have been divided approximately half Performance Cash and half Performance Shares.

The           grants retain the ratio of approximately one-half cash and one-half stock-based target values.  The Compensation Committee believes that this blend of cash and stock is appropriate.

The stock-based portion is provided by a blend of Performance Shares and Stock Options.   The ratios of target Annual Values are:

Performance Cash	50%
Performance Shares	25%
Stock Options	25%

Why a Blended Approach for the Stock-Based Grants

The Committee considered many factors in deciding to include Stock Options to the Grant mix, including the current global economic recession, the Company’s stock price performance, our financial performance targets, and our shareholders.

Performance Shares and Stock Options each have distinct advantages. Both are tied to our shareholders’ interests while providing more balanced pay for performance opportunities.

The combination of Performance Shares and Stock Options provides flexibility in how we pay for performance. Performance Shares provide value to participants for achieving financial targets, even if the stock price declines from the grant date. Stock Options appreciate in value only if the stock price increases after the grant date.

Based on the model used to size grants, approximately              Stock Options are granted to provide the target value of one Performance Share this year. This leverage inherent in Stock Option grants provides higher levels of compensation when our stock price performs well. Exhibit II illustrates how this works.

Stock Options have a longer-term focus on stock price growth - - potentially up to their full ten-year term.

The blended approach of Performance Shares and Stock Options balances pay for performance, provides more flexibility for participants, and strengthens the linkage of interests with shareholders.

Your Longer-Term Grants for

Attachment I summarizes your specific Longer-Term Grants for the                    Award Cycle. Attachment II explains how the grants work. Attachment III is the Payout Factor schedule, based on Cummins Return on Equity for                         for the Performance Cash and Performance Shares.

Also attached are two copies of your Stock Option Agreement.  Please sign and return one to                                                and retain one for your records.

If you have any questions about the administrative details of the Executive Compensation program, please contact                                   .

I believe the               Longer-Term Grants tie our pay closely to performance we impact directly. The tools are in place for us as a team, acting as owners, to earn or exceed our target levels of compensation, if we perform and achieve our aggressive targets. I am confident we will succeed.

Attachments

Attachment I

Name:

Longer-Term Grant Summary

Your Longer-Term Grants for              consist of the following:

•	Performance Cash Target Award:

•	Performance Shares Target Award:	shares

•	Stock Options

The proposed Annual Grant Value
of your grants is:		*

The Grant Date for your Stock Options is                       . The Grant Price, which is the average of the high and low trading prices of Cummins stock on the Grant Date, is $                    .

* (The “Annual Grant Value” reflects a method used to compare Longer-Term Grants to market data and to calibrate different grant levels. It involves discounting the Target Award values over the award period to determine a target present value. Of course, the actual value you will receive from your grants will depend on (1) how much of the Performance Cash and Performance Share Target Awards are actually earned based on Cummins performance; and (2) Cummins stock price for the Performance Shares and Stock Options.)

Attachment II

1.     Performance Cash

•      Target Awards are expressed as dollar amounts.

•      A Payout Factor Table is set based on the Company’s Return on Equity performance during                   .

•      Payout Factors range from zero to           .

•      The actual payout would be payable in cash in                           .

•      The formula: Cash Payout = (Target Award) x (Payout Factor).

•      The Compensation Committee will determine the actual Payout Factor, using the Payout Factor Table as the guideline.

•      The Award Cycles are rolling two-year periods. The next award would be in            for the                Award Cycle, payable in             .

2.     Performance Shares

•      Target Awards are stated as a number of shares of Cummins Common Stock.

•      Shares are earned based on the same Payout Factor Table as Performance Cash for the                    Award Cycle.

•      Payout Factors can range from zero to

•      Earned shares = (Target Award) x (Payout Factor for the                Award Cycle).

•      Dividends are paid on shares after they become earned.

•      Earned shares are restricted for one additional year (until                 ).  Earned shares are forfeited if you leave Cummins prior to                 .

3.             Stock Options

•      Stock Options are the right to purchase a specific number of shares of the Company’s Common Stock at a set price (the “Grant Price”) for a specified period of time.

•      The Grant Price is the average of the High and Low trading prices of Cummins stock on                     , the Grant Date.

•      The Stock Options cannot be exercised for two years (until                   ).

•      The Stock Options would expire in ten years (                          ), if not exercised.

Example of Stock Option “leverage”:

Gross Value Provided if Future Stock Price is:

Assumed Price at Grant:	$32.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00
	# Granted:
Performance Shares	160	$6,400	$8,000	$9,600	$11,200	$12,800	$14,400	$16,000

Stock Options	400	$3,200	$7,200	$11,200	$15,200	$19,200	$23,200	$27,200

Attachment III

                             Award Cycle

Performance Cash and Performance Shares

Payout Factor Schedule

You have received Target Awards of Performance Cash and Performance Shares payable based on Cummins Return on Equity performance during                       .

Your Performance Cash payout would be made in               , based on the formula: (Performance Cash Target Award) X (Payout Factor).

Performance Shares are Earned based on the formula: (Target Award of Performance Shares) X (Payout Factor). The Earned Shares would be restricted for one additional year (until                 ).

The Compensation Committee of the Board of Directors will determine the actual Payout Factor, using the following Schedule as a guideline:

Payout Factor	[ROE]

0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0.9
1.0
1.1
1.2
1.3
1.4
1.5
1.6
1.7
1.8
1.9
2.0		Cap for Performance Cash and Performance Shares